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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                         Years Ended October 31,
                                                         -----------------------

                                                           1997    1996    1995
                                                         -------  ------  ------
Primary Earnings per Share:
Earnings data:

     Net income                                          $ 2,081   7,291   8,962
                                                         =======  ======  ======

Weighted average shares outstanding
    Average shares of common stock outstanding            17,613  17,166  16,435
    Net effect of dilutive stock options - based on the
      treasury stock method using average market price       305   1,295   1,144
                                                         -------  ------  ------
    Weighted average shares outstanding                   17,918  18,461  17,579
                                                         =======  ======  ======
Earnings per common share:
     Net income                                          $  0.12    0.39    0.51
                                                         =======  ======  ======